UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2014 (October 17, 2014)

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Madison Street, Suite 701

Denver, CO 80206

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-329-3008

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

BARFRESH FOOD GROUP INC.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 15, 2014, the Board of Directors (“Board”) of Barfresh Food Group Inc., a Delaware corporation (the “Corporation”) appointed Alice Elliot to serve as a director, filling a newly created vacancy.

Ms. Elliot is the founder and chief executive of The Elliot Group, a global retained executive search firm specializing in the hospitality, foodservice, retail and service sectors. For more than 20 years, Ms. Elliot has hosted the exclusive invitation only ‘Elliot Leadership Conference.’ She was a co-founder of ‘The Elliot Leadership Institute,’ a nonprofit organization dedicated to leadership development and advancement in the foodservice industry, and is known for her philanthropic and educational endeavors and contributions. Throughout her career, Ms. Elliot has received various industry honors, including the Trailblazer Award from the Women’s Foodservice Forum and induction into the National Restaurant Association Educational Foundation’s College of Diplomates. She was also recently named to the Nation’s Restaurant News list of the 50 Most Powerful People in Foodservice.

For her services as director, Mr. Elliot will receive options to purchase 150,000 shares of the Company’s $0.000001 par value common stock at an exercise price of $0.54 per share. The options will vest on October 13, 2015 and will be exercisable for a period of 5 years. There are no arrangements or understandings between Mr. Elliot and any other persons pursuant to which she was appointed a director. There are no current or proposed transactions in which Ms. Elliot has a direct or indirect material interest in which the Corporation is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Corporations total assets at year end for the last two completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: October 17, 2014	By:	/s/ Arnold Tinter
	Name:	Arnold Tinter
	Its:	Chief Financial Officer